EXHIBIT  99.1

For Immediate Release
August 12, 2010

 PENINSULA GAMING REPORTS RESULTS FOR THE SECOND QUARTER AND SIX-MONTH PERIOD
ENDED JUNE 30, 2010

Dubuque, IA – August 12, 2010 – Peninsula Gaming, LLC (the "Company") today announced financial results for the second quarter and six-month period ended June 30, 2010.  The Company is the parent of (i) Diamond Jo, LLC ("DJL"), which owns and operates the Diamond Jo Casino in Dubuque, Iowa, (ii) Diamond Jo Worth, LLC ("DJW"), which owns and operates the Diamond Jo Casino in Worth County, Iowa, (iii) The Old Evangeline Downs, L.L.C. ("EVD"), which owns and operates the Evangeline Downs Racetrack and Casino in Opelousas, Louisiana and five off-track betting parlors in Louisiana, and (iv) Belle of Orleans, L.L.C. (“ABC”), which owns and operates the Amelia Belle Casino in Amelia, Louisiana.

($ in thousands)
	Three months ended June 30,			Six months ended June 30,
	2010	2009	% change	2010	2009	% change
Total net revenues	$82,468	$73,443	12.3%	$160,467	$145,413	10.4%

Consolidated Adjusted EBITDA (1)	$25,401	$22,860	11.1%	$50,350	$45,366	11.0%

Income from operations	$16,394	$15,462	6.0%	$32,473	$30,003	8.2%

Net income	$1,947	$5,028	-61.3%	$3,709	$8,827	-58.0%

($ in thousands)	Net Revenues			Net Revenues
	Three months ended June 30,			Six months ended June 30,
	2010	2009	% change	2010	2009	% change
Diamond Jo Dubuque	$17,192	$17,933	-4.1%	$34,463	$37,666	-8.5%

Diamond Jo Worth	$22,181	$21,644	2.5%	$43,367	$41,709	4.0%

Evangeline Downs	$30,962	$33,866	-8.6%	$58,338	$66,038	-11.7%

Amelia Belle	$12,133	$-	NM	$24,299	$-	NM

Total	$82,468	$73,443	12.3%	$160,467	$145,413	10.4%

($ in thousands)	Adjusted EBITDA(1) by Property				Adjusted EBITDA(1) by Property
	Three months ended June 30,				Six months ended June 30,
	2010	2009	% change		2010	2009	% change
Diamond Jo Dubuque	$5,829	$5,823	0.1%		$11,740	$12,359	-5.0%
Margin	33.9%	32.5%	+140	bp	34.1%	32.8%	+130	bp

Diamond Jo Worth	$9,258	$8,761	5.7%		$18,102	$16,561	9.3%
Margin	41.7%	40.5%	+120	bp	41.7%	39.7%	+200	bp

Evangeline Downs	$8,104	$9,803	-17.3%		$16,015	$19,588	-18.2%
Margin	26.2%	28.9%	-270	bp	27.5%	29.7%	-220	bp

Amelia Belle	$3,921	$-	NM		$7,763	$-	NM
Margin	32.3%	NM	NM		31.9%	NM	NM

Total Consolidated Property Adjusted EBITDA (1)	$27,112	$24,387	11.2%		$53,620	$48,508	10.5%
Margin	32.9%	33.2%	-30	bp	33.4%	33.4%	0	bp

(1)
See “Non-GAAP Financial Measures” for a definition of Adjusted EBITDA, Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA and more information relating to such non-GAAP financial measures.

“The second quarter of 2010 saw a struggling operating environment as the consumer continues to be in a savings mode and unemployment remains high; as a result, growth in our markets continues to be difficult,” said Brent Stevens, Chief Executive Officer of the Company.  “At Evangeline Downs, the ongoing weakness in the central and south Louisiana markets led to declines in revenue and adjusted EBITDA.  In addition, our Diamond Jo Dubuque property saw a decline in revenue due to overall weakness in the economy; however, thanks to our management team’s focus on cost controls, we did see another quarter of Adjusted EBITDA triple-digit basis point growth at the facility.  Our Diamond Jo Worth property performed to expectations on the top line while we generated margin gains due once again to prudent operating improvement initiatives.  And at our newest property, the Amelia Belle Casino, revenue was affected in the quarter by the weak market conditions cited previously.  We continue to believe that the back half of 2010 will remain a difficult operating environment in Iowa and Louisiana, but we will continue to do our best to generate top-line and margin expansion, while growing the company in a rational and prudent manner.”

Second Quarter 2010 Results

Net revenues for the second quarter of 2010 were $82.5 million, Consolidated Property Adjusted EBITDA was $27.1 million and Consolidated Adjusted EBITDA was $25.4 million.  For the second quarter of 2009, consolidated revenues were $73.4 million, Consolidated Property Adjusted EBITDA was $24.4 million and Consolidated Adjusted EBITDA was $22.9 million.

For the second quarter 2010, on a generally accepted accounting principles ("GAAP") basis, the Company reported net income of $1.9 million.  Net income for the second quarter 2009 on a GAAP basis was $5.0 million.

Six Months 2010 Results

For the six months ended June 30, 2010, consolidated net revenues were $160.5 million, Consolidated Property Adjusted EBITDA was $53.6 million and Consolidated Adjusted EBITDA was $50.4 million. For the six months ended June 30, 2009, consolidated net revenues were $145.4 million, Consolidated Property Adjusted EBITDA was $48.5 million and Consolidated Adjusted EBITDA was $45.4 million.

On a GAAP basis, for the six months ended June 30, 2010, the Company reported net income of $3.7 million.  Net income for the six months ended June 30, 2009 on a GAAP basis was $8.8 million.

Property Highlights

Diamond Jo Dubuque

Net revenues at DJL for the second quarter of 2010 declined to $17.2 million from $17.9 million in the second quarter of 2009 primarily due to general weakness in the Dubuque market.  Net revenues for the second quarter of 2010 include casino revenues of $17.6 million and food and beverage and other revenues of $2.2 million, less promotional allowances of $2.6 million.  Adjusted EBITDA at DJL for the second quarter of 2010 was $5.8 million, which was comparable with the prior-year quarter; however, continued cost containment programs resulted in a 140 basis point increase in Adjusted EBITDA margin to 33.9% for the quarter.

For the six-month period ended June 30, 2010, DJL's net revenues declined $3.2 million to $34.5 million, compared to $37.7 million for the prior-year period.  Adjusted EBITDA at DJL declined $0.6 million to $11.7 million for the six-month period ended June 30, 2010, compared to $12.3 million in the prior-year period.

Diamond Jo Worth

Net revenues at DJW during the second quarter of 2010 were $22.2 million, an increase of $0.5 million from $21.7 million in the second quarter of 2009.  Net revenues include casino revenues of $20.7 million, food and beverage revenues of $1.1 million, and other revenues (primarily related to gasoline and merchandise sales at the convenience store located adjacent to the casino) of $2.1 million, less promotional allowances of $1.7 million.  Adjusted EBITDA at DJW increased $0.5 million to $9.3 million in the second quarter of 2010 from $8.8 million in the second quarter of 2009.

For the six-month period ended June 30, 2010, DJW's net revenues increased $1.7 million to $43.4 million, compared to $41.7 million for the prior-year period.  Adjusted EBITDA at DJW increased $1.5 million to $18.1 million for the six-month period ended June 30, 2010, compared to $16.6 million in the prior-year period.

An independent third party developer and operator recently began construction on a new 60-room hotel in close proximity to the DJW casino, which is expected to be completed in the first quarter of 2011.

Evangeline Downs Racetrack and Casino

For the second quarter of 2010, EVD's net revenues were $31.0 million, a decrease of $2.9 million from $33.9 million in the second quarter of 2009 due primarily to continued weakness in the Louisiana gaming market.  Net revenues for the quarter include casino revenues of $24.4 million, racing and off-track betting revenues of $5.3 million, video poker revenues of $1.1 million, and food and beverage and other revenues of $3.3 million, less promotional allowances of $3.1 million. Adjusted EBITDA at EVD during the second quarter of 2010 was $8.1 million, a decline of $1.7 million from $9.8 million in the second quarter of 2009.

For the six-month period ended June 30, 2010, EVD's net revenues were $58.3 million, a decrease of $7.7 million from $66.0 million for the prior-year period.  Adjusted EBITDA at EVD decreased $3.6 million to $16.0 million for the six-month period ended June 30, 2010, compared to $19.6 million in the prior-year period.

A third party developer and operator is currently constructing a 117-room hotel adjacent to EVD’s racino. The hotel will include 41 suites, two meeting rooms, an indoor pool, and is expected to open to the public in October 2010.  In June 2010, the Company opened its fifth off-track betting parlor (“OTB”) located in St. Martinville, Louisiana.  The new OTB currently offers pari-mutuel wagering and food and beverage options and expects to begin operating approximately 66 video poker games in August.

Amelia Belle Casino

On October 22, 2009, PGL acquired the Amelia Belle Casino, in Amelia, Louisiana, which is located in the south-central part of the state.  For the second quarter of 2010, net revenues at ABC were $12.1 million.  Net revenues for the quarter include casino revenues of $13.0 million and food and beverage and other revenues of $1.1 million, less promotional allowances of $2.0 million.  Adjusted EBITDA at ABC during the second quarter of 2010 was $3.9 million and EBITDA margin improved 70 basis points sequentially from the first quarter.

For the six-month period ended June 30, 2010, ABC's net revenues were $24.3 million.  Adjusted EBITDA at ABC for the six-month period ended June 30, 2010 was $7.8 million.

General Corporate

General corporate Adjusted EBITDA was $(1.7) million for the second quarter of 2010 compared to ($1.5) million for the same period in 2009.  For the six-month period ended June 30, 2010, general corporate Adjusted EBITDA was $(3.3) million compared to $(3.1) million during the prior-year period.

Liquidity and Capital Resources

The Company ended the second quarter of 2010 with $35.4 million in cash and cash equivalents on hand, and $6.3 million in restricted cash. Total debt outstanding was $539.1 million. After taking into account outstanding letters of credit, the Company had $56.8 million available under its $58.5 million revolving credit facility at June 30, 2010.

During the second quarter of 2010, the Company had cash outflows of $5.7 million related to capital expenditures. Of this amount, $1.6 million related to the completion of the event center and new OTB by EVD and $0.6 million related to renovations at ABC.  The Company had maintenance capital expenditures at its four properties of approximately $3.5 million in the aggregate.

About Peninsula Gaming

Peninsula Gaming, through its subsidiaries, engages in the ownership and operation of casino and off-track betting parlors. It owns and operates the Diamond Jo casino in Dubuque, Iowa; the Evangeline Downs Racetrack and Casino in St. Landry Parish, Louisiana; five off-track betting parlors in Port Allen, New Iberia, Henderson, Eunice and St. Martinville, Louisiana; the Diamond Jo casino in Worth County, Iowa; and the Amelia Belle Casino in Amelia, Louisiana. The Company was founded in 1999 and is based in Dubuque, Iowa.  The Company is a subsidiary of Peninsula Gaming Partners, LLC.

Non-GAAP Financial Measures

We define EBITDA as earnings before interest, taxes, and depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted, as applicable, for non-cash equity based compensation, development expense, pre-opening expense, affiliate management fees and gain or loss on disposal of assets. We define Consolidated Adjusted EBITDA as the Adjusted EBITDA of the Company on a consolidated basis.  We define Consolidated Property Adjusted EBITDA as the sum of Adjusted EBITDA of each of our gaming properties at EVD, DJW, DJL and ABC. We believe that Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA are useful measures in evaluating our operating performance because (i) our investors and other interested parties use these measures as a measure of financial performance and debt service capabilities, (ii) our management uses these measures for internal planning purposes, including evaluating aspects of our operating budget, our ability to meet future debt service, and our capital expenditure and working capital requirements, and (iii) our board of managers and management use these measures for determining certain management compensation targets and thresholds. We believe that Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA are more useful for these purposes than EBITDA because their use facilitates measuring operating performance on a more consistent basis by removing the impact of certain items not directly resulting from the operation of our business in the ordinary course.

However, EBITDA, Adjusted EBITDA, Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA are not measures of financial performance under GAAP. Accordingly, the use of these measures should not be construed as an alternative to operating income, as an indicator of the Company's operating performance, or as an alternative to cash flow from operating activities, as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. The Company has significant uses of cash, including capital expenditures, interest payments and debt principal repayments, which are not reflected in Consolidated Adjusted EBITDA or Consolidated Property Adjusted EBITDA.

Because Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA exclude some items that affect net income, the use of these measures may vary among companies and may not be comparable to similarly titled measures of other companies.

A reconciliation of Consolidated Property Adjusted EBITDA and Consolidated Adjusted EBITDA to net income on a GAAP basis is provided at the end of this release.

FORWARD-LOOKING STATEMENTS

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements relating to the Company’s outlook or expectations for earnings, revenues, expenses, depreciation and amortization, asset quality, cash flow measures, local economic conditions, or other future financial or business performance, strategies or expectations. The words “estimate,” “plan,” “project,” “forecast,” “expect,” “intend,” “anticipate,” “believe,” “seek,” “target,” “guidance,” “outlook” and similar expressions are intended to identify forward looking statements. These statements reflect management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, economic trends, customer behaviors, the availability of financing and overall liquidity.

Future performance cannot be ensured.  Actual results may differ materially from those in the forward looking statements. Some factors that could cause actual results to differ include but are not limited to: general economic conditions, competition, risks associated with new ventures, government regulation, including licensure requirements, legalization of gaming, availability of financing on commercially reasonable terms, changes in interest rates, future terrorist acts, and other risks referenced in our Annual Report on Form 10-K, including in Part I, Item 1A, “Risk Factors”, and from time to time in our other filings with the SEC.

Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update or revise any forward-looking statements in light of new information or future events. You should not place undue reliance on any forward-looking statements, which speak only as of the date of this release. The Company is not obligated to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date of this news release.

Peninsula Gaming, LLC
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands)

	Three Months Ended June 30, 2010	Three Months Ended June 30, 2009	Six Months Ended June 30, 2010	Six Months Ended June 30, 2009
REVENUES:
Casino	$75,625	$63,898	$149,544	$129,655
Racing	5,343	5,828	7,865	8,854
Video poker	1,093	1,395	2,281	2,979
Food and beverage	6,804	6,215	13,202	11,993
Other	3,015	2,717	5,793	5,058
Less promotional allowances	(9,412)	(6,610)	(18,218)	(13,126)
Total net revenues	82,468	73,443	160,467	145,413

EXPENSES:
Casino	31,057	26,560	61,665	53,950
Racing	4,770	5,041	7,212	7,925
Video poker	875	1,034	1,754	2,096
Food and beverage	4,488	4,269	8,467	8,570
Other	2,171	1,973	3,869	3,457
Selling, general and administrative	13,706	11,705	27,150	24,467
Depreciation and amortization	7,459	5,908	14,826	11,973
Pre-opening expense	16	-	25	-
Development expense	(20)	126	28	208
Affiliate management fees	1,523	1,421	2,960	2,739
(Gain) loss on disposal of assets	29	(56)	38	25
Total expenses	66,074	57,981	127,994	115,410

INCOME FROM OPERATIONS	16,394	15,462	32,473	30,003

OTHER INCOME (EXPENSE):
Interest income	453	499	991	1,007
Interest expense, net of amounts capitalized	(14,900)	(10,933)	(29,755)	(22,183)
Total other expense	(14,447)	(10,434)	(28,764)	(21,176)

NET INCOME	$1,947	$5,028	$3,709	$8,827

Peninsula Gaming, LLC
Supplemental Data Schedule (Unaudited)
(In thousands)

The following is a reconciliation of Consolidated Property Adjusted EBITDA and Consolidated Adjusted EBITDA to Net Income:

	Three Months Ended June 30, (1)		Six Months Ended June 30, (1)
	2010	2009	2010	2009
Diamond Jo Dubuque	$5,829	$5,823	$11,740	$12,359
Diamond Jo Worth	9,258	8,761	18,102	16,561
Evangeline Downs	8,104	9,803	16,015	19,588
Amelia Belle	3,921	-	7,763	-
Consolidated Property Adjusted EBITDA (1)	27,112	24,387	53,620	48,508
General corporate	(1,711)	(1,527)	(3,270)	(3,142)
Consolidated Adjusted EBITDA (1)	25,401	22,860	50,350	45,366
Non-cash equity based compensation	-	1	-	(418)
Depreciation and amortization	(7,459)	(5,908)	(14,826)	(11,973)
Pre-opening expense	(16)	-	(25)	-
Development expense	20	(126)	(28)	(208)
Affiliate management fees	(1,523)	(1,421)	(2,960)	(2,739)
Loss on disposal of assets	(29)	56	(38)	(25)
Interest expense, net	(14,447)	(10,434)	(28,764)	(21,176)
Net income	$1,947	$5,028	$3,709	$8,827

(1)             See “Non-GAAP Financial Measures” for a definition of Adjusted EBITDA, Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA and more information relating to such non-GAAP financial measures.

Contact:

Peninsula Gaming, LLC
301 Bell Street
Dubuque, Iowa 52001
Natalie A. Schramm, 563-690-4977